Exhibit 11


                   SCHERING-PLOUGH CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                 (Dollars in millions, except per share figures)


                                                        Three Months Ended
                                                              March 31,
                                                          1994       1993

          Net Income Applicable to Common Shares. . . . . .  $ 253.2    $ 129.3


     Earnings per Common Share, As Reported:

      Average Number of Common Shares
       Outstanding (in thousands). . . . . . . . . . .  193,489    198,032

      Earnings per Common Share. . . . . . . . . . . .  $  1.31    $   .65

     Earnings per Common Share, Assuming
      Full Dilution: (a)

       Average Number of Common Shares
        Outstanding (in thousands) . . . . . . . . . .  193,489    198,032

       Shares Contingently Issuable for
        Stock Incentive Plans (in thousands) . . . . .    2,170      2,911

       Average Number of Common Shares and
        Common Share Equivalents Outstanding
        (in thousands) . . . . . . . . . . . . . . . .  195,659    200,943


       Earnings per Common Share, Assuming
        Full Dilution. . . . . . . . . . . . . . . . .  $  1.29    $   .64

     (a) This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3%.

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